Exhibit 99.1

Press contact:	Financial contact:
Matt Buckley	Jeremiah Sisitsky
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6065
mbuckley@rsasecurity.com	jsisitsky@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces Second Quarter Results
Company Generates Record Revenue of $94.4 Million and
Record Bookings of $108.7 Million
Company To Host Conference Call This Afternoon at 4:30 p.m. ET
BEDFORD, Mass., July 19, 2006 — RSA Security Inc. (NASDAQ: RSAS) today reported financial results for the second quarter ended June 30, 2006.
Revenue for the second quarter of 2006 increased 23% to $94.4 million from $76.5 million for the second quarter of 2005. Net income in accordance with Generally Accepted Accounting Principles (GAAP) for the second quarter of 2006 was $2.8 million, or $0.04 per diluted share. Net income for the second quarter of 2006, adjusted to exclude stock-based compensation charges, restructuring charges related to the Company’s restructuring of its engineering resources, transaction fees associated with EMC’s proposed acquisition of RSA Security and amortization of intangible assets associated with RSA Security’s acquisition of Cyota and PassMark Security (“Adjusted Net Income”), was $10.6 million, or $0.14 per diluted share (refer to the “Use of Non-GAAP Financial Measures” section and accompanying financial tables for reconciliations of GAAP to non-GAAP financial information). GAAP net income for the second quarter of 2005 was $8.5 million, or $0.12 per diluted share. The Company did not report non-GAAP net income for the second quarter of 2005.
“RSA Security had another outstanding quarter with both record revenue and orders, a clear indication that spending on key identity-centric security initiatives and encryption continues to be a top priority,” said Art Coviello, RSA Security president and chief executive officer. “We continue to be successful at growing all areas of our business, and we are excited about the market potential of all of our solutions.
“Further, we are extremely excited about the definitive agreement to be acquired by EMC that we announced on June 29. Together RSA Security and EMC can accelerate the much needed integration of critical security measures into the information infrastructure.”
Second-Quarter 2006 Financial Highlights
•	Revenue and Bookings: RSA Security generated $94.4 million in revenue for the second quarter of 2006, compared to $76.5 million in revenue for the second quarter of 2005. Bookings for the second quarter of 2006 were $108.7 million, up 38% from bookings during the second quarter of 2005 and up 14% from first quarter 2006 bookings of $95.6 million.

•	Net Income: For the second quarter of 2006, the Company generated GAAP net income of $2.8 million, or $0.04 per diluted share, and Adjusted Net Income of $10.6 million, or $0.14 per diluted share.

•	Backlog, Deferred Revenue and Estimated Unrecognized Revenue from Managed Service Contracts: The Company closed the quarter with $134.9 million in combined deferred revenue, backlog and estimated unrecognized revenue from managed service contracts, a 13% increase from the $119.1 million balance at March 31, 2006. This increase was driven in part by the best ever quarter of consumer bookings, with the total estimated unrecognized revenue from managed service contracts increasing 37% during the second quarter, to $41.4 million as of June 30, 2006.

•	Cash Position and Share Repurchase: Cash, cash equivalents, and marketable securities increased to $218.1 million at June 30, 2006 from $208.2 million at March 31, 2006. During the quarter, in accordance with the Company’s approved share repurchase program, RSA Security repurchased 450,000 shares of its common stock for $8.5 million. The board of directors of RSA Security approved an amendment to the share repurchase program extending it for an additional two years, until June 30, 2008. As of June 30, 2006, there were approximately 6.0 million shares eligible for repurchase under the plan.
Second-Quarter 2006 Operational Highlights
•	Acquisition: RSA Security announced on June 29, 2006 that it had entered into a definitive agreement to be acquired by EMC. Under the terms of the agreement, EMC will pay $28.00 per share in cash in exchange for the each share of RSA Security and the assumption of outstanding options, for an aggregate purchase price of slightly less than $2.1 billion, net of RSA Security’s existing cash balance. The acquisition is currently expected to close late in the third quarter or early in the fourth quarter of 2006 and is subject to customary closing conditions and regulatory approvals.

•	Customers: RSA Security closed business with more than 6,600 customers in the second quarter, including approximately 900 new customers. The Company shipped approximately 2.5 million authentication credentials during the second quarter, a 44% increase from the first quarter of 2006. Approximately 1.3 million of those credentials were consumer related, a 116% increase from the consumer credentials shipped during the first quarter of 2006.

•	Products and Solutions: During the second quarter, RSA Security announced an initiative to provide companies with a more comprehensive approach to enterprise data protection (EDP). RSA Security’s EDP approach is designed to provide a robust framework for protecting an organization’s sensitive data in any place where data reside: at the application-level; within databases; in files and operating systems; on laptops and mobile devices, and in storage. In addition, this EDP framework addresses the management of associated encryption keys, access control and authentication — helping organizations mitigate risk and reduce costs, while protecting consumer, employee and partner information.

Additionally, the Company announced RSA® Access Manager 6.0 software (formerly RSA ClearTrust® software) to help protect Web-based resources and enforce centralized user access policies as companies grapple with compliance requirements (e.g., Health Insurance Portability and Accountability Act and European Data Protection Directive) and strive to improve their overall security posture. RSA Access Manager is engineered to provide robust auditing and access control capabilities, while delivering Web single sign-on (SSO) for a superior end-user experience. New features in RSA Access Manager 6.0 software include delegated administration, operational instrumentation and health monitoring, SmartRules™ extended results, extended interoperability with Microsoft technology, expanded logging, 64-bit computing support and an enhanced graphical user interface (GUI).

The Company also announced that Broadcom Corporation, a global leader in semiconductors for wired and wireless communications, is joinning the RSA SecurID® Ready for Authenticators program — an extension of the trusted RSA Secured® Partner Program. As part of this, Broadcom plans to license RSA SecurID technology for integration within the new Broadcom® BCM5890 secure processor. Launched during the second quarter, Broadcom’s BCM5890 is a secure silicon processor with integrated radio frequency identification (RFID) technology. By embedding RSA SecurID technology within the BCM5890 secure processor, Broadcom will enable its customers to leverage native support for one-time passcodes (OTPs).
Business Outlook
The Company continues to see strong demand for its products and services across all areas of its business, including all geographic areas. In light of the definitive agreement to be acquired by EMC announced on June 29, 2006, the Company is not providing financial guidance for its operations for the third quarter of 2006.
Use of Non-GAAP Financial Measures
The Company is providing non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of RSA Security’s operations. We believe that these non-GAAP measures, which exclude from our net income and earnings per share stock-based compensation charges, restructuring charges related to our restructuring of our engineering resources, amortization of intangible assets associated with our recent acquisitions of Cyota and PassMark Security, and certain fees associated with the proposed transaction with EMC, and which include in our cash flow from operations (in the Supplemental Financial Data table) the tax benefit from the exercise of stock options, when viewed in addition to and not in lieu of our reported GAAP results, assist investors in understanding our results of operations and evaluating our performance as compared to our results and performance in prior periods, because the prior comparative periods did not include stock-based compensation charges, the engineering restructuring charges or the amortization of intangible assets from our acquisition of Cyota and PassMark Security. Further, as we begin to apply Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (SFAS 123R), we believe it is useful for investors to understand how the expenses and other adjustments associated with the application of SFAS 123R are reflected in our income statements. Finally, we have observed that many of our competitors and other companies in our industry exclude similar items from their publicly disclosed results, and we believe that excluding the items from our own results may assist investors in comparing our performance to that of other companies.

In addition, our management uses the non-GAAP measures discussed in this release to conduct and evaluate our business, and we believe that investors benefit from seeing our results “through the eyes of management.” We establish and manage our stock-based compensation programs, restructuring plans and acquisition strategy on a corporate-wide basis, and our business unit managers are not responsible for, and cannot control, the impact of the associated charges on their business units. Accordingly, our management excludes these charges internally when measuring the success of our various business units and product lines. Further, our incentive bonus program for employees, including executives, is based on corporate performance measures that exclude some or all of these charges, again because the costs are the result of corporate-wide decisions over which the individual business unit managers and individual employees have limited or no control.
Our use of non-GAAP financial measures is subject to a number of limitations. For example, we are excluding charges such as stock-based compensation charges, restructuring charges and amortization charges that are true costs of our business and these non-GAAP financial measures may not be directly comparable to the amounts reported by other companies. However, we believe that excluding these non-cash and/or non-recurring items allows our investors to better analyze our operations. The presentation of the non-GAAP financial information included in this press release and the accompanying financial tables is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
GAAP earnings per share for the second quarter of 2006 include pre-tax charges as follows: a restructuring charge of $368,000 related to the Company’s previously announced restructuring of its engineering resources, $500,000 in transaction fees associated with EMC’s proposed acquisition of RSA Security, stock-based compensation charges of $7.1 million related to the Company’s adoption of SFAS 123R and $1.4 million of amortization of intangible assets primarily related to intangible assets acquired as a result of the Company’s acquisitions of Cyota and PassMark Security.

Second Quarter 2006 Financial Results:
Reconciliation of Earnings per Diluted Share GAAP to Adjusted Net Income Per Share*
(Per diluted share)
Earnings per diluted share (GAAP)	$0.04
Restructuring charge and transaction fees	$0.01
SFAS 123R stock option expense	$0.08
Amortization of intangible assets	$0.01
Earnings per diluted share (non-GAAP)*	$0.14

*	Figures are per diluted share and are post-tax assuming a GAAP effective tax rate.
Conference Call and Web Cast Information
RSA Security will host a conference call today at 4:30 p.m. ET. A live Web cast of this conference call will be available on the “Investor” page of the Company’s Web site; www.RSASecurity.com. To access this call by telephone, dial (866) 592-8995 or (706)

634-1223. A replay will be available through midnight on Thursday, July 27, 2006 at (800) 642-1687 or (706) 645-9291. Both live and replay numbers have a pass code of 2676842.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the Company leads the way in strong authentication, encryption and anti-fraud protection, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online — and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 21,000 customers — including financial institutions representing hundreds of millions of consumers around the globe — and interoperate with over 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
# # #
RSA, SecurID, Secured and ClearTrust are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.
This press release contains forward-looking statements regarding RSA Security’s financial performance and prospects and the Company’s proposed acquisition by EMC Corporation. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are our ability to successfully integrate the employees and operations of our most recent acquisitions, Cyota, Inc. and Passmark Security, Inc., the ability to realize anticipated synergies and cost savings as a result of the Cyota and Passmark acquisitions, general global economic conditions, changes in our operating expenses, the long and unpredictable nature of the sales cycle for some of our products, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, the successful completion of the acquisition by EMC and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 16, 2006.
IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC)
RSA Security has filed a preliminary proxy statement with the SEC and plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the transaction. The definitive proxy statement will contain important information about EMC, RSA Security, the merger and related matters. Investors and security holders are urged to read the definitive proxy statement carefully when it is available.
Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by EMC and RSA Security through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement, when available, and each company’s other filings with the SEC also may be obtained from the respective companies. Free copies of EMC’s filings may be obtained by directing a request to EMC. You can request this information via the web at www.EMC.com/IR/request or by sending a written request to EMC Investor Relations, EMC Corporation, 176 South Street, Hopkinton, MA 01748. Free copies of RSA Security’s filings may be obtained by directing a request to RSA Security. You can request this information via the web by visiting the “Investors” section of www.RSASecurity.com or by sending a written request to RSA Security Investor Relations, RSA Security, 174 Middlesex Turnpike, Bedford, MA 01730. In addition, investors and security holders may access copies of the documents filed with the SEC by EMC on EMC’s website at www.EMC.com, and investors and security holders may access copies of the documents filed with the SEC by RSA Security on RSA Security’s website at www.RSASecurity.com, when they become available.

RSA Security, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from RSA Security’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding RSA Security’s directors and executive officers is contained in RSA Security’s Annual Report on Form 10-K for the year ended December 31, 2005 and its preliminary proxy statement related to the acquisition by EMC, which are filed with the SEC. As of June 30, 2006, RSA Security’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 4,142,362 shares, or 5.3% , of RSA Security’s common stock. You can obtain free copies of these documents from RSA Security using the contact information set forth above. Additional information regarding interests of such participants is included in the preliminary proxy statement filed with the SEC and the definitive proxy statement that will be filed with the SEC and available free of charge as indicated above.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue
Products	$64,978	$54,767	$126,486	$109,401
Maintenance, professional and managed services	29,433	21,761	55,432	42,745

Total revenue	94,411	76,528	181,918	152,146

Cost of revenue
Products	12,649	9,640	25,392	18,172
Maintenance, professional and managed services	8,071	6,391	15,439	12,483
Amortization of technology related intangible assets	1,184	224	2,204	407

Total cost of revenue	21,904	16,255	43,035	31,062

Gross profit	72,507	60,273	138,883	121,084

Costs and expenses
Research and development	19,294	15,516	36,563	31,470
Marketing and selling	33,534	28,302	62,838	57,444
General and administrative	16,950	7,999	28,470	16,346
Amortization of intangible assets	254	—	508	—
Restructurings	368	—	2,992	—

Total	70,400	51,817	131,371	105,260

Income from operations	2,107	8,456	7,512	15,824

Interest income and other	1,065	2,400	2,526	4,291

Income before provision for income taxes	3,172	10,856	10,038	20,115

Provision for income taxes	414	2,388	1,950	4,425

Net income	$2,758	$8,468	$8,088	$15,690

Basic earnings per share
Per share amount	$0.04	$0.12	$0.11	$0.22

Weighted average shares	74,632	70,923	73,227	71,187

Diluted earnings per share
Per share amount	$0.04	$0.12	$0.11	$0.21

Weighted average shares	74,632	70,923	73,227	71,187
Effect of dilutive equity instruments	1,967	1,817	1,852	2,356

Adjusted weighted average shares	76,599	72,740	75,079	73,543

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	$64,516	$69,050
Marketable securities	153,587	118,702
Accounts receivable (less allowance for doubtful accounts of $1,564 in 2006 and $1,600 in 2005)	62,571	55,738
Inventory	4,348	4,813
Prepaid expenses and other assets	16,982	14,211

Total current assets	302,004	262,514

Property and equipment, net	75,106	69,764

Other assets
Deferred taxes	5,662	8,108
Intangible and other assets	49,294	41,534
Goodwill, net	319,910	275,864

Total other assets	374,866	325,506

Total assets	$751,976	$657,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable, accrued expenses and other liabilities	$60,329	$53,212
Current portion of accrued restructurings	7,178	5,962
Income taxes accrued and payable	13,962	18,442
Deferred revenue	54,271	47,453

Total current liabilities	135,740	125,069

Accrued restructurings, long-term	7,442	9,793
Deferred revenue, long-term	16,407	7,429
Other	6,063	8,633

Total liabilities	165,652	150,924

Stockholders’ equity	586,324	506,860

Total liabilities and shareholders’ equity	$751,976	$657,784

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Cash flows from operating activities
Net income	$2,758	$8,468	$8,088	$15,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,711	3,109	8,783	6,004
Tax benefit from exercise of stock options	—	395	—	1,214
Stock-based compensation	7,129	—	9,912	—
Deferred taxes	(1,089)	—	(1,593)	—
Increase (decrease) in cash from changes in:
Accounts receivable	(12,434)	(3,022)	(6,303)	4,311
Inventory	1,803	(938)	466	(1,036)
Prepaid expenses and other assets	(5,169)	(2,045)	(5,877)	(1,318)
Accounts payable, accrued expenses and other liabilities	7,160	2,303	4,782	(7,268)
Accrued restructurings	(1,323)	(1,105)	(1,135)	(2,410)
Refundable income taxes and income taxes accrued and payable	(1,743)	1,334	(4,691)	553
Deferred revenue	12,885	3,251	14,080	854

Net cash provided by operating activities	14,688	11,750	26,512	16,594

Cash flows from investing activities
Purchase of marketable securities	(42,929)	(31,852)	(109,832)	(96,177)
Sales/maturities of marketable securities	40,375	38,013	75,049	95,247
Purchases of property and equipment	(5,108)	(1,993)	(9,012)	(4,202)
Acquisitions	(8,408)	—	(8,408)	—
Other	(85)	(601)	(1,068)	(1,237)

Net cash (used for) provided by investing activities	(16,155)	3,567	(53,271)	(6,369)

Cash flows from financing activities
Proceeds from exercise of stock options and purchase plans	14,939	1,052	25,163	4,672
Share repurchase	(8,514)	(8,647)	(9,730)	(21,088)
Excess tax benefit from exercise of stock options	2,352	—	6,799	—

Net cash provided by (used for) financing activities	8,777	(7,595)	22,232	(16,416)

Effect of exchange rate changes on cash and cash equivalents	(20)	57	(7)	(77)

Net increase (decrease) in cash and cash equivalents	7,290	7,779	(4,534)	(6,268)
Cash and cash equivalents, beginning of period	57,226	54,163	69,050	68,210

Cash and cash equivalents, end of period	$64,516	$61,942	$64,516	$61,942

Supplemental Financial Data
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30,	Sept 30,	Dec 31,	March 31,	June 30,
	2005	2005	2005	2006	2006
Revenue
Enterprise solutions (1)	$68,700	$67,722	$74,543	$76,016	$81,194
Developer solutions	7,828	8,515	5,688	6,117	6,923
Consumer solutions (1)	NR	NR	1,501	5,374	6,294

Total	$76,528	$76,237	$81,732	$87,507	$94,411

Products	$54,767	$53,774	$58,970	$61,508	$64,978
Services (2)	21,761	22,463	22,762	25,999	29,433

Total	$76,528	$76,237	$81,732	$87,507	$94,411

Domestic	$42,823	$42,968	$43,265	$46,845	$52,754
International	33,705	33,269	38,467	40,662	41,657

Total	$76,528	$76,237	$81,732	$87,507	$94,411

Other Financial Data

Total authentication credentials (3)	1,031,000	1,051,219	1,551,076	1,723,526	2,479,999
Consumer authentication credentials (3)	NR	NR	516,195	623,398	1,349,030

Cash and cash equivalents and marketable securities	$284,206	$302,689	$187,752	$208,222	$218,103
Day sales outstanding (DSO)	58	57	59	51	60
GAAP cash flow from operations	$11,750	$24,023	$15,444	$11,824	$14,688
Non-GAAP cash flow from operations (4)	$11,750	$24,023	$15,444	$16,271	$17,040

GAAP cash flow from operations per diluted share	$0.16	$0.33	$0.21	$0.16	$0.19
Non-GAAP cash flow from operations per diluted share (5)	$0.16	$0.33	$0.21	$0.22	$0.22

Book to bill ratio (6)	1.0	1.0	1.3	1.1	1.2

Total deferred revenue balance	$51,899	$48,846	$54,882	$56,040	$70,678
Total estimated unrecognized revenue from managed service contracts (7)	NR	NR	$24,224	$30,207	$41,397
Total product and services backlog (8)	$10,304	$12,662	$31,673	$32,873	$22,829

Total	NR	NR	$110,779	$119,120	$134,904

Short-term deferred revenue	$44,317	$42,190	$47,453	$47,391	$54,271
Short-term estimated unrecognized revenue from managed service Contracts	NR	NR	$11,399	$15,308	$21,031
Short-term product and services backlog	NR	NR	$21,325	$23,114	$14,793

Total (9)	NR	NR	$80,177	$85,813	$90,095

NR reflects metric not reported

(1)	Consumer solutions previously reported as part of enterprise solutions.

(2)	Services revenue includes maintenance and professional services revenue in addition to revenue related to Cyota’s managed service offerings.

(3)	Includes RSA SecurID tokens as well as software tokens, smart cards and USB.

(4)	Non-GAAP cash flow from operations includes the tax benefit from the exercise of stock options. See Use of Non-GAAP Financial Measures in the main text of the press release.

(5)	Non-GAAP cash flow from operations per diluted share is calculated as non-GAAP cash flow from operations divided by dilutive weighted average shares outstanding during the period. See Use of Non-GAAP Financial Measures in the main text of the press release.

(6)	The book to bill ratio is equal to the ratio of total orders booked for the period plus the expected change in value of estimated unrecognized revenue from managed service contracts as compared to total revenue for the period.

(7)*	Total estimated unrecognized revenue from managed service contracts is equal to contracted monthly fixed fees associated with the service plus contracted monthly variable fees based on an estimated number of units for the remaining term of the contract. Contract terms are typically 1-3 years. Contracts are billed monthly and are therefore excluded from deferred revenue. This metric primarily relates to Cyota’s managed service offerings.

(8)*	Total product and services backlog is equal to contracted orders for products and maintenance and professional services which have not been fulfilled.

(9)*	Short-term represents the portion of these metrics that is expected to be recognized as revenue in the next 12 months.

*	These metrics represent management’s estimates. Certain of these managed service contracts are terminable upon notice of the customer.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30, 2006
		SFAS 123R	Other
	GAAP	Adjustment	Adjustment	Non-GAAP
Revenue
Products	$64,978	—	—	$64,978
Maintenance, professional and managed services	29,433	—	—	29,433

Total revenue	94,411	—	—	94,411

Cost of revenue
Products	12,649	200	—	12,449
Maintenance, professional and managed services	8,071	82	—	7,989
Amortization of technology related intangible assets	1,184	—	1,184	—

Total cost of revenue	21,904	282	1,184	20,438

Gross profit	72,507	282	1,184	73,973

Costs and expenses
Research and development	19,294	528	—	18,766
Marketing and selling	33,534	797	—	32,737
General and administrative	16,950	5,522	500	10,928
Amortization of intangible assets	254	—	254	—
Restructurings	368	—	368	—

Total	70,400	6,847	1,122	62,431

Income from operations	2,107	7,129	2,306	11,542

Interest income and other	1,065	—	—	1,065

Income before provision for income taxes	3,172	7,129	2,306	12,607

Provision for income taxes	414	1,303	333	2,050

Net income	$2,758	$5,826	$1,973	$10,557

Diluted earnings per share
Per share amount	$0.04			$0.14

Weighted average shares	74,632			74,632
Effect of dilutive equity instruments	1,967			1,967

Adjusted weighted average shares	76,599			76,599

Condensed Consolidated Statements of Operations
(Unaudited)
The following table sets forth certain consolidated financial data as a percentage of our total revenue:

	For the three months ended,
	June 30, 2006
	GAAP	Adjustment	(a)	Non-GAAP
Revenue
Products	68.9%	—%		68.9%
Maintenance, professional and managed services	31.1	—		31.1

Total revenue	100.0			100.0

Cost of revenue
Products	13.4	0.2	(b)	13.2
Maintenance, professional and managed services	8.5	0.1	(b)	8.4
Amortization of technology related intangible assets	1.3	1.3	(c)	—

Total cost of revenue	23.2	1.6		21.6

Gross margin	76.8	1.6		78.4

Costs and expenses
Research and development	20.4	0.6	(b)	19.8
Marketing and selling	35.5	0.8	(b)	34.7
General and administrative	18.0	6.4	(e)	11.6
Amortization of intangible assets	0.3	0.3	(c)	—
Restructurings	0.4	0.4	(d)	—

Total	74.6	8.5		66.1

Income from operations	2.2	10.1		12.3

Interest income and other	1.1	—		1.1
Income before provision for income taxes	3.3	10.1		13.4

Provision for income taxes	0.4	1.8		2.2

Net income	2.9%	8.3%		11.2%

(a)	In absolute terms

(b)	SFAS 123R stock option expense

(c)	Amortization of intangible assets

(d)	Restructuring charge

(e)	SFAS 123R stock option expense and merger related expenses